As filed with the Securities and Exchange Commission on August 7, 2007

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EXXON MOBIL CORPORATION

(Exact name of registrant as specified in its charter)

New Jersey (State or other jurisdiction of incorporation or organization)	13-5409005 (I.R.S. Employer Identification No.)

5959 Las Colinas Boulevard, Irving, Texas (Address of principal executive offices) 75039-2298 (Zip Code)

2003 Incentive Program of Exxon Mobil Corporation

(Full title of the Plan)

Charles W. Matthews

Vice President and General Counsel

Exxon Mobil Corporation

5959 Las Colinas Boulevard

Irving, Texas 75039-2298

(972) 444-1000

(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share*	Proposed Maximum Aggregate Offering Price*	Amount of Registration Fee
Common Stock, no par value	50,000,000	$83.705	$4,185,250,000	$128,487.18

*Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low prices reported in the consolidated reporting system on August 3, 2007.

Purpose of Registration Statement

This Registration Statement on Form S-8 of Exxon Mobil Corporation (the "Registrant") relates to shares of common stock of the Registrant available for issuance under the Registrant's 2003 Incentive Program (the "Program").  There are also registered hereunder such additional indeterminate shares of the Registrant's common stock as may be required as a result of a stock split, stock dividend, or similar transaction in accordance with the anti-dilution provisions of the Program.

Pursuant to Rule 429, the prospectus relating to this registration statement also relates to an earlier registration statement filed for the offering under the Program (Registration No. 333-110494).  As of July 31, 2007, approximately 9,234,000 shares remain available under the prior registration statement, for which shares an aggregate pro-rated registration fee of approximately $26,632 was paid.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference.

The following documents that have been filed by Exxon Mobil Corporation (the "Registrant" or "ExxonMobil") with the Securities and Exchange Commission are incorporated by reference herein:

(1)

Annual Report on Form 10-K for the year ended December 31, 2006;

(2)

Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, and June 30, 2007;

(3)

Current Reports on Form 8-K filed on February 28, May 25, June 15, and July 2, 2007; and

(4)

The description of the Registrant's capital stock contained in the Registrant's Registration Statement on Form S-4 (File No. 333-75659), and any document filed which updates that description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded  shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.

Indemnification of Directors and Officers.

ExxonMobil has no provisions for indemnification of directors or officers in its certificate of incorporation.  Article X of the By-laws of the Registrant provides that it shall indemnify to the full extent permitted by law any director or officer made or threatened to be made a party to any legal action by reason of the fact that such person is or was a director, officer, employee or other corporation agent of ExxonMobil or any subsidiary or served any other enterprise at the request of ExxonMobil against expenses, judgments, fines, penalties, excise taxes and amounts paid in settlement.  The New Jersey Business Corporation Act provides for the indemnification of directors and officers under certain conditions.

ExxonMobil has purchased directors and officers liability insurance coverage from Ancon Insurance Company, Inc., a wholly-owned subsidiary of ExxonMobil.

Item 8.

Exhibits.

See Index to Exhibits, which is incorporated herein by reference.

Item 9.

Undertakings.

(a)

The registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof; and

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and each filing of the plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

 SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas on the seventh day of August, 2007.

EXXON MOBIL CORPORATION

By:

/s/ Rex W. Tillerson

Rex W. Tillerson

Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date(s) indicated.

*
	Chairman of the Board and	August 7, 2007
(Rex W. Tillerson)	Chief Executive Officer (Principal Executive Officer)

*
	Director	August 7, 2007
(Michael J. Boskin)

*
	Director	August 7, 2007
(William W. George)

*
	Director	August 7, 2007
(James R. Houghton)

*
	Director	August 7, 2007
(William R. Howell)

*
	Director	August 7, 2007
(Reatha Clark King)

*
	Director	August 7, 2007
(Philip E. Lippincott)

*
	Director	August 7, 2007
(Marilyn Carlson Nelson)

*
	Director	August 7, 2007
(Samuel J. Palmisano)

*
	Director	August 7, 2007
(Steven S Reinemund)

*
	Director	August 7, 2007
(Walter V. Shipley)

*
	Director	August 7, 2007
(J. Stephen Simon)

*
	Controller (Principal Accounting Officer)	August 7, 2007
(Patrick T. Mulva)

*
	Treasurer (Principal Financial Officer)	August 7, 2007
(Donald D. Humphreys)

* By:	/s/ Richard E. Gutman
(Richard E. Gutman)
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number

Exhibit

10

2003 Incentive Program (incorporated by reference to Appendix B to the Registrant's Definitive Proxy Statement dated April 17, 2003).

23

Consent of Independent Registered Public Accounting Firm.

24

Power of Attorney.